PAULA S. MORELLI CPA P.C.
21 Martha Street
Freeport, N.Y. 11520
Phone/Fax: (516) 378-4258

PAULA S. MORELLI
Certified Public Accountant

August 9, 2010

Securities and Exchange Commission
Washington, D.C. 20549

Re: Element92 Resources Corp.

I have reviewed the Form 8-K dated August 9, 2010 regarding the changes in the company's certifying accountant for the above referenced company and agree with all the statements made therein.

Sincerely,

Paula S. Morelli CPA

Paula S. Morelli CPA P.C.